Exhibit 99.1

Green Plains Repays $500 Million Senior Secured Term Loan due 2023

OMAHA, Neb., Nov. 28, 2018 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that it has repaid its entire obligation for the $500 million senior secured term loan due 2023. All of the company’s assets and subsidiaries, not including Green Plains Partners LP (NASDAQ:GPP), are unencumbered from term debt.

“When we announced our portfolio optimization plan in May, our priorities included proving the value of our assets and significantly reducing or eliminating term debt and I am pleased to say we have achieved those objectives,” said Todd Becker, president and chief executive officer of Green Plains Inc. “For the first time in Green Plains’ history, we have no term debt which is a direct result of our efforts to strengthen our balance sheet through the completion of the reported asset sales.”

“We continue to focus our efforts on additional asset divestments, investing in high-protein process technology, repurchasing shares and reducing controllable expenses,” Becker added.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feeding, and commodity marketing and logistics services. The company is one of the leading producers of ethanol in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the portfolio optimization plan and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contact:

Jim Stark | Vice President Investor & Media Relations | Tel: 402.884.8700 | email: jim.stark@gpreinc.com

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